Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of February 28, 2013, between Digital River, Inc., a Delaware corporation (the “Company”) and David C. Dobson, an individual residing at 20 Teahouse Lane, Ridgefield, CT 06877 (the “the Executive”).

R E C I T A L S

A.            The Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders for the Executive to become Chief Executive Officer of the Company, and the Executive has agreed to do so.

B.            The Board has determined that it is in the best interest of the Company and its stockholders to enter into this Agreement setting forth the terms and conditions of the Executive’s employment with the Company as Chief Executive Officer.

C.            The Executive accepts the terms of the Agreement.

D.            Certain capitalized terms used in this Agreement are defined in Section 10 below.

In consideration of the mutual covenants herein contained and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:

1.             Duties and Scope of Employment.

(a)           Position and Duties.  Effective March 1, 2013 (the “Commencement Date”), the Company will employ the Executive as Chief Executive Officer of the Company, reporting directly to the Board.  The Executive will render such business and professional services in the performance of his duties commensurate with his title and position, as are reasonably assigned to him by the Board.  The period of the Executive’s employment under this Agreement is referred to herein as the “Employment Period.”

(b)           Board Membership.  Effective on the Commencement Date the Executive will be elected to the Board.  Thereafter during the Employment Period, the Executive will be considered as a candidate for re-election at each annual meeting of the Company’s stockholders.

(c)           Obligations.  During the Employment Period, the Executive will devote the Executive’s full business time and best efforts to the business of the Company.  The Executive will at all times comply with the Company’s Code of Conduct and Ethics.  During the Employment Period, the Executive will not engage in any employment, occupation, consulting or other similar activity without the Board’s prior written consent; provided, however, that the Executive may (i) serve in any capacity (consistent with position and duties) with any professional, community, industry, civic (including governmental boards), educational, charitable, or other non-profit organization, (ii) serve on any for-profit entity board, with the Board’s prior written consent, and (iii) subject to the Company’s Code of Conduct and Ethics, make investments in other businesses and manage the Executive’s and the Executive’s family’s personal investments and legal affairs; provided that any such activities described in clauses (i)-

(iii) above do not interfere with the performance of the Executive’s duties for the Company and do not otherwise violate this Agreement or any other written agreement between the Company and the Executive.

2.             At-Will Employment.  The Executive and the Company agree that the Executive’s employment with the Company constitutes “at-will” employment.  The Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no reason, at the option either of the Company or the Executive.  However, as described in this Agreement, the Executive shall be entitled to severance benefits in accordance with the terms of this Agreement.

(a)           Notice of Termination.  In the case of termination of the Executive’s employment by the Company for any reason, such termination may be effective immediately or upon such future date as may specified by the Company.  In the case of the Executive’s voluntary resignation (which is not an Involuntary Termination), the Executive shall provide the Company with not less than 90 days’ prior notice, which may be waived by the Company in its sole discretion (in which case the voluntary resignation shall be effective immediately or upon a date specified by the Company), provided that the Company shall pay and provide the Executive his continued salary and employee benefits during any such waived period, but the Executive’s unvested equity awards shall not continue to vest, and the exercise periods of those awards shall not be extended, by the continuation of such payments and benefits.  In the case of an Involuntary Termination, the Executive’s employment with the Company shall terminate on the 31st day following notice from the Executive under Section 11(c)(ii) below (which may be accelerated by the Company in its sole discretion to the date that such notice is given).

(b)           Other Offices Held.  The Executive agrees to resign from all positions that he holds with the Company or any affiliate, including, without limitation, his positions as an officer or director of the Company or of any affiliate of the Company and as a member of the Board, immediately following the termination of his employment if the Company so requests.  The Executive hereby irrevocably appoints the Company to be his attorney-in-fact to execute such documents and to take such actions in his name and on his behalf that may be necessary to effect the Executive’s resignation and removal as a director and officer of the Company or any affiliate, should the Executive fail to resign following a request from the Company to do so.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the appointment of authority conferred by this paragraph (b) will be conclusive evidence that it does so.  The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this paragraph.

3.             Compensation.

(a)           Base Salary.  During the Employment Period, the Executive will be paid an annual salary of $600,000.00 as compensation for his services (the “Base Salary”), payable on regular pay dates of the Company and subject to applicable employment tax, income tax and other customary withholdings.  The Board or the Compensation Committee of the Board (the “Committee”) will review the Base Salary no less frequently than annually, with the first review expected to occur with respect to fiscal year 2014.  The Board or the Committee may increase, but shall not decrease, the Executive’s Base Salary and if adjusted, such adjusted amount will become the Base Salary for all purposes under this Agreement.

(b)           Annual Bonus.  The Executive will be entitled to participate in the Company’s Performance Incentive Plan at an annual (fiscal year) target bonus of 100% of Base Salary (the “Target Bonus”).  The Executive’s fiscal year 2013 Target Bonus will be pro-rated for the period commencing on the Commencement Date, and will be payable without regard to achievement of performance goals.  The Executive’s Target Bonus for subsequent fiscal years will be payable upon achievement of performance goals to be established in good faith by the Committee.  The Executive will have the opportunity to discuss such performance goals with the Committee prior to such goals being established.  Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation.

(c)           Equity Compensation.  Subject to the Committee’s approval, on the Commencement Date the Executive will be granted a new hire equity award consisting of a restricted stock grant for a number of shares of common stock determined by dividing $2,750,000 by the closing stock price of the Company’s common stock on the Commencement Date (“New Hire RS Award”) and performance stock award for a number of shares of common stock determined by dividing $2,800,000 by the closing stock price of the Company’s common stock on the Commencement Date (“New Hire PS Award” and, together with the New Hire RS Award, the “New Hire Award”).

(i)            New Hire RS Award.  Subject to continued employment, the New Hire RS Award will vest in four equal annual installments on the first, second, third and fourth anniversaries of the Commencement Date.  The New Hire RS Award will otherwise be subject to the Company’s then standard terms and conditions for executive restricted stock awards, except as otherwise provided in this Agreement or in the ERMA (as defined in Section 8 below).

(ii)           New Hire PS Award.  Subject to continued employment, the New Hire PS Award will be earned and vest in accordance with the following schedule:

(A)          25% of the New Hire PSs will be earned based upon the achievement of the Company’s three-year TSR performance test for the three-year period ending December 31, 2015, and if earned will vest in one installment at the end of the three-year performance period.

(B)          25% of the New Hire PSs will be earned based upon the achievement of the Company’s financial performance measures for fiscal year 3013 (50% based on revenue and 50% based on operating income), and if earned will vest in three equal annual installments on the first, second and third anniversaries of the Commencement Date.

(C)          50% of the New Hire PSs will be earned based upon the achievement of positive net income for fiscal year 2013, and if earned will vest in four equal annual installments on the first, second, third and fourth anniversaries of the Commencement Date.

The targets for the New Hire PS Award will be determined by the Committee in consultation with the Executive at the time of grant of the New Hire Award.  The New Hire PS Award will otherwise be subject to the Company’s then standard terms and conditions for executive restricted stock unit awards, except as otherwise provided in this Agreement or in the ERMA.

(iii)          Future Equity Awards.  The Executive shall be eligible for additional future equity awards as customarily granted to executive officers beginning in fiscal year 2014, determined in the sole discretion of the Committee.  Such awards if any will be granted at the same time as annual awards are granted to other senior executives of the Company, but in no event later than the first meeting of the Board of Directors that follows the annual shareholder meeting each year.

4.             Employee Benefits; Vacation.  During the Employment Period, the Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may be in effect from time to time, and subject to the terms thereof.  The Executive twenty (20) days of Personal Time Off (“PTO”), accruing at the rate of 1.67 days per month, in accordance with the Company’s PTO program as in effect from time to time.

5.             Expenses.  The Company will reimburse the Executive for reasonable travel, entertainment, and other business expenses incurred by the Executive in the furtherance of the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.             Accommodation Allowance.  The parties acknowledge that, for personal and family reasons, the Executive will not relocate his permanent residence to the Minneapolis, Minnesota metropolitan area immediately after the Commencement Date but will relocate permanently by December 2014.  To facilitate the Executive’s provision of services to the Company pending the relocation of his permanent residence, the Company will provide the Executive an allowance of up to $3,500 per month for the cost of an apartment in the Minneapolis, Minnesota metropolitan area, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  The parties agree that for all purposes of this Agreement and the ERMA, the Executive’s principal place of employment will be the Company’s executive offices in Minnetonka, Minnesota.

7.             Indemnification.  The Company agrees that if the Executive is made a party, or is threatened to be made a party or witness, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to Company benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive will be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board, or by the laws of the State of Delaware, against all costs, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code of 1986, as amended (the “Code”), or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification will continue as to the Executive even if the Executive has ceased to be a director, officer, member, employee or agent of the Company or other entity and will inure to the benefit of the Executive’s heirs, successors, personal representatives, assigns, executors and administrators.  The Company shall cause the Executive to be designated as a “Covered Person” under the Company’s Directors and Officers Liability Insurance Policy for actions taken during the Employment Period.

8.             Severance.  Simultaneously with the execution of this Agreement, the Executive and the Company are also entering into an Employee Retention and Motivation Agreement (the “ERMA”), which provides the Executive with certain benefits upon a “Change in Control” (as defined therein).  Section 9(b) below shall be applicable in the event an Involuntary Termination (as defined below) occurs under circumstances other than those circumstances under which the ERMA shall be applicable.  In the event an Involuntary Termination occurs during the term of this Agreement in circumstances under which the ERMA shall be applicable, any and all severance and other separation benefits to be paid to the Executive shall be governed by the terms and conditions of the ERMA and not Section 9(b) below.

9.             Termination Benefits; Severance.

(a)           Termination for Any Reason.  If the Executive’s employment is terminated by the Company or the Executive for any reason or no reason (except as stated in (iii) below), then the Executive shall be entitled to the following:

(i)            All accrued but unpaid Base Salary through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;

(ii)           Pay for any PTO earned but not used through the Termination Date, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date or sooner if required by law;

(iii)          Except in the event that the Executive’s employment is terminated for Cause, any bonus compensation awarded for the fiscal year preceding that in which the termination occurs, but unpaid on the Termination Date, to be paid and provided in accordance with Section 3(b) above;

(iv)          Any unpaid or unreimbursed business expenses incurred and documented in accordance with the Company’s expense reimbursement policy then in effect by the Executive, to the extent incurred during the Employment Period, to be paid in a lump sum cash payment within thirty (30) days following the Termination Date; and

(v)           Any accrued but unpaid benefits provided under the Company’s employee benefit plans, to be paid and provided in accordance with the terms of the applicable plan.

(b)           Involuntary Termination.  Subject to Section 8 above, if the Executive’s employment is terminated as a result of an Involuntary Termination and such termination also constitutes a “separation from service” within the meaning of Section 409A of the Code, then the Executive shall be entitled to the following:

(i)            During the Severance Period (as defined below), the Company will pay the Executive at a rate equal to the sum of the Executive’s Base Salary rate and Target Bonus rate, with such payments to be made in equal installments during the Severance Period in accordance with the Company’s normal payroll practices and procedures and subject to all applicable deductions and withholdings.  Such payments shall commence on the first payroll date that occurs thirty (30) days or more after the Termination Date.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

(ii)           During the Severance Period, the Company shall be obligated to provide the Executive with benefits that are substantially equivalent to the Executive’s benefits (e.g., medical, dental and vision insurance) that were in effect immediately prior to the Involuntary Termination.

(iii)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code), the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after the Executive’s “separation from service” (within the meaning of Section 409A of the Code), (B) the Executive’s death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)           Voluntary Resignation.  If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (which is not an Involuntary Termination), then the Executive shall not be entitled to receive any severance payments or other benefits except for such benefits (if any) as specified in Section 9(a) above or as specifically required by applicable law, and the Company shall have no obligation to provide for the continuation of any health and medical benefit plans in effect on the date of such termination, other than as specifically required by applicable law.

(d)           Disability; Death.  If the Company terminates the Executive’s employment as a result of the Executive’s Disability, or the Executive’s employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive any severance payments or other benefits except for those (if any) as may then be established under the Company’s severance guidelines and benefit plans in effect at the time of such Disability or death.

(e)           Termination for Cause.  If the Company terminates the Executive’s employment for Cause, then the Executive shall not be entitled to receive any severance payments, bonus payments, or other benefits following the date of such termination, other than such payments and benefits as specified in Section 9(a) above or as specifically required by applicable law, and the Company shall have no obligation to provide for the continuation of any health and medical benefit plans in effect on the date of such termination, other than as specifically required by applicable law.

10.          Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Cause.  “Cause” shall mean (i) any knowing act, or knowing failure to act, by the Executive involving fraud or willful malfeasance in the performance of the Executive’s duties for the Company that is materially injurious to the Company or any of its Affiliates or (ii) the conviction of the Executive of a felony under federal or state law, which conviction is materially injurious to the Company.  Notwithstanding the foregoing, no act, or the failure to act, on Executive’s part shall be “willful” unless it was done, or omitted to be done, in the absence of good faith and without reasonable belief that the action or omission was in the best interest of the Company or its Affiliates.

(b)           Disability.  “Disability” shall mean that the Executive, for a continuous period of six (6) months, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident and health plan covering employees of the Company.

(c)           Good Reason.  “Good Reason” shall mean, without the consent of the Executive: (i) a material diminution in the Executive’s Base Salary, (ii) a material diminution in the Executive’s authority, duties, or responsibilities, which would cause the Executive’s position to become one of lesser responsibility, importance, or scope (for the avoidance of doubt, the failure of the Executive to be nominated as a member of the Board shall be a material diminution in responsibilities), (iii) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control or (iv) the Company’s material breach of any provision of this Agreement, provided, that in no event shall the Executive have Good Reason to terminate employment unless the Executive has given written notice to the Company of the event or circumstance constituting Good Reason within ninety (90) days of the first occurrence of such event or circumstance and the Company has failed to cure such the event or circumstance within 30 days after such notice has been delivered to the Company and provided, further, that the Executive’s Termination Date shall be no later than the date that is two years following the date of the first occurrence of an event or circumstance constituting Good Reason.

(d)           Involuntary Termination.  “Involuntary Termination” shall mean that either (i) the Company has terminated the Executive’s employment other than for Cause, Disability or the Executive’s death, or (ii) the Executive has terminated his employment for Good Reason.  For avoidance of doubt, Involuntary Termination shall not include termination of the Executive’s employment by the Company for failure to establish permanent residence in the Minneapolis area prior to December 31, 2014.

(e)           Severance Period.  “Severance Period” shall mean (i) a period of eighteen (18) months after the Termination Date if the Termination Date occurs within twelve (12) months after the Commencement Date, and (ii) a period of twelve (12) months after the Termination Date if the Termination Date occurs more than twelve (12) months after the Commencement Date.

(f)            Termination Date.  “Termination Date” shall mean the date the Executive’s employment with the Company terminates.

11.          Conditions to Receipt of Severance.  The Company’s obligation to pay any severance pursuant to Section 9(b) will be subject to the performance by the Executive of his obligations as follows:

(a)           Separation Agreement and Release of Claims.  The Executive shall sign and return to the Company (without revoking) a standard separation agreement and release of claims, by the deadline specified therein, which shall in all events be no later than the thirtieth (30th) day following the Termination Date.  Such agreement will provide (among other things) that the Executive will not disparage the Company, its directors, or its executive officers during the Restricted Period (as defined below).  The Company will have no obligation to make any payment under Section 9(b) or otherwise except as specifically required by law until it has received an effective separation and release of claims agreement, and the return of all Company property under Section 11(b).

(b)           Return and Protection of Company Property.  The Executive shall return to the Company all Company documents and property no later than five (5) days after the Termination Date, and he shall abide by the terms of the Employee Proprietary Information and Confidentiality Agreement being entered into by the Company and the Executive simultaneously with the execution of this Agreement (the “Proprietary Information Agreement”).

(c)           Cooperation.  The Executive shall make himself available to the Company after the Termination Date and through the end of the period with respect to which severance is paid or payable either by telephone or in person upon reasonable notice and with reasonable accommodation to the Executive’s personal and business affairs, to assist the Company in connection with any matter relating to services performed by the Executive on behalf of the Company prior to the Termination Date.  The Executive, also upon reasonable notice and with reasonable accommodation to his personal and business affairs, further agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees and which relates to the aforesaid services, including without limitation, by meeting with the Company’s counsel and appearing to testify truthfully in any proceeding without the necessity of a subpoena.  The Company shall reimburse the Executive for his reasonable documented expenses incurred in connection with such cooperation.  Notwithstanding the aforesaid, the Executive’s obligations set forth above shall not apply to any proceeding in which the Executive’s interests are adverse to those of the Company.  Reimbursements of expenses shall be paid within thirty (30) days of the Company’s receipt of an invoice from the Executive or his designee for the same.  Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.  The Executive shall submit any such expense requests in a sufficiently timely manner so as to permit the Company to comply with the previous sentence.

(d)           Non-Competition.

(i)            The Executive recognizes the highly competitive nature of the Company’s business and that the Executive’s position with the Company and access to and use of the Company’s confidential records and proprietary information renders the Executive special and unique.  The Executive hereby agrees that for a period of eighteen (18) months from the Termination Date (the “Restricted Period”), he shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (as defined below); provided, however, that (i) ownership of two percent (2%) or less of the stock or other securities of a publicly traded corporation and (ii) passive ownership of less than a five percent (5%) interest as a limited partner of a venture capital fund, private equity fund or similar investment vehicle or ownership of shares in a mutual fund shall not constitute a breach of this Section, in each case under this clause (ii), with respect to which the Executive has no role in the review, selection or management of any investments.  For purposes hereof, the term, “Competing Business,” shall mean those companies identified from time to time in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission and, in each case, their respective subsidiaries.

(ii)           The Executive acknowledges that the business of the Company is worldwide in scope and therefore understands and agrees that there is no geographic limitation on the scope of this Section 11(d).  The Executive further agrees that the nature of the Company’s confidential information and the goodwill relationship that are developed for the Company during the Executive’s employment support the continuation of the restrictions pursuant to this Section for eighteen (18) months.  Notwithstanding the foregoing, if a court determines that the geographic scope of this Section or the length of the Restricted Period is excessive, the parties agree that this Section should be enforced to the maximum extent that the court determines to be permissible.

(iii)          The parties agree that the Executive is obligated to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach of the covenants of the Executive in this Section 11, the injury or imminent injury to the value and the goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law.  Accordingly, the Executive acknowledges that, in addition to any other remedies that may be awarded, the Company shall be entitled to receive specific performance, injunctive relief or any other equitable remedy against the Executive, without the posting of a bond, in the event of any breach of any provision of this Agreement by the Executive.  In addition, in the event the Executive breaches this Section 11 of this Agreement, such breach will entitle the Company, without posting of a bond, to an injunction prohibiting the Executive from violating the terms of this Section 11.

(e)           Breach of Obligations.  Anything to the contrary contained herein notwithstanding, but except solely as specifically required by applicable law, in the event that the Executive materially breaches the separation agreement and release of claims or the Proprietary Information Agreement or the Executive’s obligations under Section 11(a), (b) or (d) above, the Company: (i) shall have no obligations to make any further payments under Section 9(b) above, or to otherwise pay any severance or benefits otherwise owed under this Agreement following the termination of the Executive’s employment (and all such obligations shall be terminated), and (ii) shall have the full and unfettered right to recover from the Executive all payments that may have been made under Section 9(b) above, and all severance or severance benefits otherwise paid under this Agreement following the termination of the Executive’s employment.  The termination under this paragraph of the Company’s payment obligations or its recovery of amounts paid shall have no effect on the Executive’s continuing obligations under this Agreement, including without limitation the Executive’s obligations under Section 11(a), (b) and (d) above.

12.          Successors.

(a)           Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under (and be entitled to the benefits of and to enforce) this Agreement and shall expressly agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)           Executive’s Successors.  The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

13.          Notice.

(a)           General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)           Notice of Termination by the Company.  Any termination by the Company of the Executive’s employment with the Company shall be communicated by notice given to the Executive in accordance with Section 13(a) of this Agreement.  Such notice shall specify the termination date and whether the termination is considered by the Company to be for Cause as defined in Section 10(a) in which case the Company shall identify the specific subsection(s) of Section 10(a) asserted by the Company as the basis for the termination and shall set forth in reasonable detail the facts and circumstances relied upon by the Company in categorizing the termination as for Cause.

14.          Miscellaneous Provisions.

(a)           Stock Ownership Requirement.  During the Employment Period, the Executive will hold shares of Company common stock having a value equal to at least three times his Base Salary.  The Executive will have four years from the Commencement Date to attain this requirement.

(b)           No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(c)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or non-compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.

(d)           Entire Agreement.  This Agreement, the ERMA and the Proprietary Information Agreement represent the entire agreement of the Company and the Executive and will supersede any and all previous term sheets, negotiations, memoranda, contracts, arrangements, discussions or understandings between the Company and the Executive.

(e)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.  The parties each hereby (i) agree that all legal proceedings arising out of or in connection with this Agreement shall be brought, and (ii) irrevocably consent and agree to the exercise of personal jurisdiction, exclusively in the appropriate state and federal courts within the State of Minnesota.

(f)            Severability.  The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Minnesota, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(h)           No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i)            Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(k)           Acknowledgment.  The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(l)            No Conflict of Interest.  The Executive confirms that the Executive has fully disclosed to the Company, to the best of his knowledge, all circumstances under which the Executive, the Executive’s immediate family and other persons who reside in the Executive’s household have or may have a conflict of interest with the Company.  The Executive further agrees to fully disclose to the Company any such circumstances that might arise during the Executive’s employment upon the Executive’s becoming aware of such circumstances.

(m)          Other Agreements.  The Executive hereby represents that his performance of all the terms of this Agreement and the performance of the Executive’s duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to employment with the Company.  The Executive also represents that he is not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and the Executive further represents that his performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which the Executive is a party.

(n)           Legal Expenses.  In the event of arbitration or litigation between the parties arising under or in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

(o)           No Oral Modification, Waiver, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by the Executive and a representative of the Company duly authorized by the Board.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

DIGITAL RIVER, INC.		EXECUTIVE

By:	/s/ Thomas F. Madison	/s/ David C. Dobson
Name:	Thomas F. Madison	David C. Dobson
Title:	Chairman of the Board

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